Exhibit 107

Calculation of Filing Fee Tables

SC TO-I/A

(Form Type)

EATON VANCE LIMITED DURATION INCOME FUND

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid		-	0.0001381	-
Fees Previously Paid	1	$211,680,000		$29,233.01
	Total Transaction Valuation:	$211,680,000
	Total Fees Due for Filing:			$29,233.01
	Total Fees Previously Paid:			$29,233.01
	Total Fee Offsets:			$0.00
	Net Fee Due:			$0.00

Offering Note

(1) The transaction value is calculated as the aggregate maximum purchase price for preferred shares of beneficial interest of Eaton Vance Limited Duration Income Fund. The fee of $29,233.01 was paid in connection with the filing of the Schedule TO-I by the Fund on April 30, 2026.

Calculated at $138.10 per $1,000,000 of the Transaction Value.

Table 2: Fee Offset Claims and Sources	☑ Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A